UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☑

Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☑	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Hudson Global, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

A Letter to Hudson Global, Inc. Stockholders

April 18, 2019

Dear Stockholder,

Ahead of Hudson Global’s 2019 annual meeting of stockholders on May 6, 2019, we wanted to highlight the current Board’s history of commitment to growing stockholder value and improving stockholder rights. We continue to be encouraged by the progress being made on these two fronts and are very excited about our future.

Originating from a collection of 67 recruitment agency acquisitions by TMP Worldwide in the early 2000’s, Hudson Global became an independent, publicly-held company in 2003. From 2003 to 2013, poor business structure and very poor leadership led to an 11% absolute decline in Hudson Global’s stock price over this 11-year period, significantly underperforming all relevant peers and stock market indices. Our current CEO, Jeff Eberwein, invested in Hudson Global shares in 2013 and launched a proxy contest in 2014 along with current Chairman of the Board, Rick Coleman, in order to improve the Company’s performance, as well as to improve stockholder rights. As a reflection of stockholders’ belief in our vision and capabilities, Messrs. Eberwein and Coleman were elected to the Hudson Global Board in an 80% to 6% vote.

Following the 2015 annual meeting of stockholders, all legacy Board members left the Board and Mr. Eberwein was named Chairman of the Board. At that time, the new Board implemented a series of measures designed to enhance stockholder rights and improve the leadership’s responsiveness to stockholders, including:

•	Declassified the Board so all director positions would be elected annually

•	Eliminated all supermajority voting requirements

•	Enabled stockholders to call special meetings

•	Enabled stockholders to act by written consent

•	Eliminated cash compensation to directors

•	Implemented a plan to protect Hudson Global’s valuable NOL asset

In 2015, the Board announced a $10 million share buyback plan and made two cash dividend payments to stockholders in 2016 totaling $3.4 million. Through December 31, 2018, the Company had repurchased 3.8 million shares for a total of $7.6 million under this buyback plan.

Starting in 2015, the new Board initiated a strategic review process to explore options to enhance stockholder value, including the potential sale of non-core businesses. This process culminated with the announcement on December 17, 2017 of three divestitures to exit our agency recruitment business so that going forward we could instead focus on our high-potential global RPO business. Since that announcement, our stock price has risen almost 20%. Following the successful close of the three divestiture transactions in March 2018, Hudson Global’s then CEO, Stephen Nolan, retired, was replaced by Chairman of the Board, Jeff Eberwein, and Rick Coleman was named Chairman of the Board.

Thereafter, management reviewed the Company's corporate costs on a line-by-line basis and we made difficult decisions to shed personnel and reduce expenses.  We believe the run rate for corporate costs in 2019 should approximate $4 million, which is about 50% lower than in 2018, including severance costs, or about one-third lower, excluding severance costs.  This cost reduction has come without any negative impact on our operating business.

Additionally, earlier this year, the Company completed a tender offer for 2.5 million shares at a purchase price of $1.50 per share, representing almost 8% of our shares outstanding, which accelerated our ongoing effort to buy back stock and increase intrinsic value per share.

As outlined in this year’s proxy statement, the Board commenced a process in 2018 to identify potential new additions to the Board who met the following criteria:

•	Human resources experience in the Company’s business areas

•	Ability to add value to the Company and assist in the growth of its business

•	Enhance the Board’s composition in a manner compliant with the guidelines of Institutional Shareholder Services, including guidelines regarding gender diversity in Board composition

As a result of this process, we added two highly-qualified, independent directors to our Board, Mimi Drake and Connia Nelson. During the search for potential new directors, we interviewed a number of candidates, some of whom were suggested by stockholders, and decided that Mses. Drake and Nelson best met the criteria outlined above.

As always, we thank you for your continued support of Hudson Global, and we welcome all stockholder feedback. We strongly encourage you to complete, sign, and date the WHITE proxy card to vote for the leadership team that has the best interests of all stockholders in mind.

Sincerely,

/s/ Rick Coleman

Rick Coleman

Chairman of the Board

/s/ Jeff Eberwein

Jeff Eberwein

Chief Executive Officer

About Hudson Global

Hudson Global, Inc. is a leading total talent solutions provider operating under the brand name Hudson RPO.  We deliver innovative, customized recruitment outsourcing and total talent solutions to organizations worldwide.  Through our consultative approach, we develop tailored talent solutions designed to meet our clients’ strategic growth initiatives.  As a trusted advisor, we meet our commitments, deliver quality and value, and always aim to exceed expectations.

Forward-Looking Statements

This letter contains statements that the Company believes to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in this letter, including statements regarding the Company's future financial condition, results of operations, business operations and business prospects, are forward-looking statements. Words such as “anticipate,” "estimate," "expect," "project," "intend," "plan," "predict," "believe" and similar words, expressions and variations of these words and expressions are intended to identify forward-looking statements. All forward-looking statements are subject to important factors, risks, uncertainties and assumptions, including industry and economic conditions that could cause actual results to differ materially from those described in the forward-looking statements. Such factors, risks, uncertainties and assumptions include, but are not limited to, Hudson Global’s ability to achieve anticipated benefits from the sales of its recruitment and talent management operations in Europe and Asia Pacific and operate successfully as a Company focused on its RPO business; global economic fluctuations; the Company’s ability to successfully achieve its strategic initiatives; risks related to fluctuations in the Company's operating results from quarter to quarter; the ability of clients to terminate their relationship with the Company at any time and the impact of any loss of a significant client; competition in the Company's markets; the negative cash flows and operating losses that may recur in the future; risks associated with the Company's investment strategy; risks related to international operations, including foreign currency fluctuations; the Company's dependence on key management personnel; the Company's ability to attract and retain highly skilled professionals; the Company's ability to collect accounts receivable; the Company’s ability to maintain costs at an acceptable level; the Company's heavy reliance on information systems and the impact of potentially losing or failing to develop technology; risks related to providing uninterrupted service to clients; the Company's exposure to employment-related claims from clients, employers and regulatory authorities, current and former employees in connection with the Company’s business reorganization initiatives and limits on related insurance coverage; the Company’s ability to utilize net operating loss carry-forwards; volatility of the Company's stock price; the impact of government regulations; and restrictions imposed by blocking arrangements; risks related to potential acquisitions or dispositions of businesses by the Company. Additional information concerning these and other factors is contained in the Company's filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this document. The Company assumes no obligation, and expressly disclaims any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.